Exhibit 99.2

Recent Financial Results

Despite general overall weakness across the building products industry in July and August, we experienced strong sales growth for the quarter ended September 30, 2010. For the three months ended September 30, 2010, we estimate that our net sales were between $36.4 million and $37.0 million, representing an increase of approximately 17% to 19%, respectively, when compared to the three months ended September 30, 2009. The significant year over year increase in net sales was driven primarily by market share gains. Management estimates that Adjusted EBITDA for the three months ended September 30, 2010 increased modestly when compared to the three months ended September 30, 2009.

Our preliminary estimate of net sales and Adjusted EBITDA guidance for the third quarter of 2010 has been prepared by, and is the responsibility of, our management and may be materially different from our actual results for the period due to completion of review procedures, quarter-end adjustments and other developments that may arise between now and the time the financial results for the period are finalized. Grant Thornton LLP has not audited or reviewed our third quarter results. Accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto.

Historical Results

	Twelve Months Ended June 30,	Six Months Ended June 30,		Year Ended December 31,
	2010(4)	2010	2009	2009	2008	2007
	(in thousands)
Other Financial Data:
EBITDA(1)	$3,197	$8,640	$8,463	$3,020	$23,426	$29,310
Adjusted EBITDA(1)	17,951	9,199	8,301	17,053	22,442	38,892
Depreciation and amortization(2)	8,164	4,045	4,269	8,388	8,762	8,712
Maintenance capital expenditures	1,024	363	344	1,005	1,208	1,574
Efficiency capital expenditures	481	102	155	534	1,928	1,647
Growth and capacity capital expenditures	166	28	23	161	586	4,675
Total capital expenditures(3)	1,671	493	522	1,700	3,722	7,896
Net cash provided by (used in) operating activities	(6,129)	(8,878)	1,124	3,873	13,714	16,500

(1)          EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as net (loss) earnings before interest expense, income tax (benefit) expense, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude the items set forth in the table below. EBITDA and Adjusted EBITDA are included herein because they are key metrics used by management to assess our operating performance.

EBITDA and Adjusted EBITDA are not measurements determined in accordance with GAAP, are unaudited and should not be considered alternatives to, or more meaningful than, net income, as indicators of our operating performance, or cash flows from operating activities, as measures of liquidity or any other measure determined in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools, which include:

•      they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•      they do not reflect changes in, or cash requirements for, our working capital needs;

•      they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•      although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•      they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; and

•      other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures, and these definitions of EBITDA and Adjusted EBITDA are not the same as the definitions used in the indenture governing our existing notes or any of our other debt agreements.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes.

The following is a reconciliation of EBITDA and Adjusted EBITDA to net (loss) earnings, the most directly comparable GAAP measure:

	Twelve Months Ended June 30,	Six Months Ended June 30,		Year Ended December 31,
	2010	2010	2009	2009	2008	2007
	(in thousands)
Net (loss) earnings	$(14,972)	$(1,039)	$(1,250)	$(15,183)	$1,316	$3,041
Depreciation	6,472	3,199	3,423	6,696	7,070	6,770
Amortization	1,692	846	846	1,692	1,692	1,942
Interest expense	12,478	6,206	6,177	12,449	13,024	15,460
Income tax (benefit) expense	(2,473)	(572)	(733)	(2,634)	324	2,096
EBITDA	3,197	8,640	8,463	3,020	23,426	29,309

Adjustments
LIFO(a)	448	263	(512)	(327)	(789)	(993)
Acquisition transaction expenses(b)	—	—	—	—	—	7,005
Restricted stock expense(c)	50	25	25	50	50	101
Management fee(d)	540	270	270	540	570	550
Losses on sale of assets(e)	122	1	11	132	54	51
Refinancing costs(f)	—	—	—	—	—	773
Transaction incentives(g)	—	—	—	—	—	2,527
Interest income(h)	(2)	—	—	(2)	(95)	(431)
Other income (expense)(i)	13,596	—	44	13,640	(774)	—
Adjusted EBITDA	$17,951	$9,199	$8,301	$17,053	$22,442	$38,892

(a)          Represents non-cash changes to inventory and cost of sales due to the selection of the LIFO method of valuing inventory for tax and accounting purposes.

(b)         Represents transaction costs in 2007 related to the acquisition of all of the outstanding capital stock of the Company by WII Holding, Inc. on January 9, 2007.

(c)          Represents non-cash expenses related to restricted stock issued in 2007.

(d)         Represents fees to Olympus incurred pursuant to the Advisory Services Agreement.

(e)          Represents losses on sale of assets in relation to book value.

(f)            Represents tender offer costs in 2007 related to the existing notes.

(g)         Represents expense related to the acceleration of options and incentives paid to management in connection with the Acquisition.

(h)         Represents interest income received on interest-bearing accounts.

(i)             For the twelve months ended June 30, 2010, represents a goodwill impairment charge of $13.6 million. For 2009, represents a goodwill impairment charge of $13.6 million and write-offs related to the discontinuation of product with a customer of $0.04 million. For 2008, represents a gain on extinguishment of debt of $1.7 million and write-offs related to the Utah plant closing and discontinuation of product with a customer of $1.0 million.

(2)          Depreciation and amortization does not include amortization of deferred financing fees (which are included in interest expense) for the twelve months ended June 30, 2010, the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007 of $1.6 million, $0.8 million, $0.7 million, $1.5 million, $1.5 million and $2.5 million, respectively.

(3)          Includes capital expenditures in accounts payable at the end of the period, which have not been paid in cash.

(4)          The unaudited consolidated statement of operations information for the twelve months ended June 30, 2010 is considered a non-GAAP measure and is presented because it is used by certain investors as a measure of the most recent available financial performance on a trailing twelve month basis.